Pioneer Cash Reserves Fund
Semi-annual NSAR 6/30/00

Sub-Item 77C:  Submission of matters to a vote of security holders (N)

Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) None.

(f) None.

(g) Effective May 15, 2000, the registrant may invest in U.S. dollar denominated commercial bank obligations of non-U.S. banks.